Exhibit 99.1

Anthera Halts VISTA-16 Clinical Study Due to Lack of Efficacy Following Recommendation by the Independent Data Safety Monitoring Board

HAYWARD, Calif., March 09, 2012 /PRNewswire/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), a biopharmaceutical company developing drugs to treat serious diseases associated with inflammation and autoimmune disorders, today announced that the VISTA-16 Data Safety Monitoring Board (DSMB) has recommended stopping the VISTA-16 clinical study due to a lack efficacy that could not be reasonably overcome in the remainder of the trial.  The DSMB’s recommendation was based on a review of the totality of the safety and efficacy data available for the VISTA-16 clinical study.

“Based on all the evidence we have seen regarding varespladib and secretory phospholipase and in light of previous study results, we were surprised by the recommendation from the DSMB,” said Stephen Nicholls, MD, Cardiovascular Director of the Cleveland Clinic Coordinating Center for Clinical Research and chairman of the executive committee overseeing the VISTA-16 trial.  “We believed that the study was coming along as expected, and this new information was totally unexpected and disappointing given the potential benefits of this drug.”

Anthera has closed enrollment in the phase 3 VISTA-16 clinical study and informed all investigators to remove patients from therapy immediately.  “While the Data Safety Monitoring Board information we received today was both surprising and disappointing, our focus is on the best interests of patients and making sure all this information is communicated to appropriate medical and regulatory authorities as quickly as possible,” Paul F. Truex, Anthera’s President and Chief Executive Officer.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2010. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.